Exhibit 10.7

CHANGE IN CONTROL AGREEMENT

This Change in Control Agreement (this “Agreement”) is entered into as of ____________, 20[●] (the “Effective Date”) by and between Weatherford International plc, an Irish public limited company (the “Company”), and the individual signing as “Executive” on the signature page hereto (the “Executive”).

RECITALS

A.    The Board of Directors of the Company has determined that it is in the best interests of the Company and its shareholders to induce the [continued] employment of the Executive for the long-term benefit of the Company.

B.    The Board recognizes that, as is the case with many publicly held corporations, the possibility of a Change in Control (as defined below) exists and that such possibility, and the uncertainty and questions which it may raise among management, may result in the departure or distraction of management personnel to the detriment of the Company and its shareholders.

C.    The Board has determined that appropriate steps should be taken to reinforce and encourage the continued attention and dedication of members of the Company’s management, including the Executive, to their assigned duties without distraction in the face of potentially disruptive circumstances arising from the possibility of a Change in Control.

NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the parties hereto do hereby agree that:

1.Certain Definitions.
(a)“AAA” shall have the meaning set forth in Section 12.
(b)“Accrued Obligations” shall mean the sum of (i) the Executive’s Base Salary through the Employment Termination Date for periods through but not following his Separation From Service and (ii) any accrued vacation pay earned by the Executive, in each case, to the extent not theretofore paid.
(c)“Affiliate” shall have the meaning set forth in Rule 12b-2 of the Exchange Act.
(d)“Annual Bonus” shall mean the Executive’s annual bonus under the then-current non-equity incentive compensation plan of the Company and any of its Affiliates.
(e)“Applicable Multiple” shall mean [two] [three].
(f)“Base Salary” shall mean the annual base salary paid by the Company or any of its Affiliates to the Executive, including any portion thereof that such Executive could have received in cash in lieu of any elective deferrals, but excluding amounts received under any non-equity incentive or other bonus plan.
(g)“Beneficial Owner” shall have the meaning set forth in Rule 13d-3 of the Exchange Act.
(h)“Benefit Obligation” shall mean all benefits to which the Executive (or his designated beneficiary or legal representative, as applicable) is entitled or vested (or becomes entitled or vested as a

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result of termination) under the terms of all Benefit Plans in which the Executive is a participant as of the Termination of Employment and to the extent not theretofore paid or provided.
(i)“Benefit Plans” shall mean all employee benefit and compensation plans, agreements, arrangements, programs, policies, practices, contracts or agreement of the Company and its Affiliates.
(j)“Board” shall mean the Board of Directors of the Company.
(k)“Cause” shall mean
(i)the willful and continued failure of the Executive to substantially perform the Executive’s duties with the Company (other than any such failure resulting from incapacity due to physical or mental illness or anticipated failure after the issuance of a Notice of Termination for Good Reason by the Executive pursuant to Section 6(a)), after a written demand for substantial performance is delivered to the Executive by the Board that specifically identifies the manner in which the Executive has not substantially performed the Executive’s duties and that the Executive failed to take the corrective action(s) identified by the Company after being given a reasonable period of time to do so; or
(ii)the Executive willfully engaging in illegal conduct or gross misconduct that is demonstrably injurious to the Company.
No act, or failure to act, on the part of the Executive shall be considered “willful” unless it is done, or omitted to be done, by the Executive in bad faith or without reasonable belief that the Executive’s action or omission was in the best interests of the Company. Any act, or failure to act, based upon authority given pursuant to a resolution duly adopted by the Board [or upon the instructions of the Chief Executive Officer] or based upon the duly informed advice of outside or inside counsel for the Company shall be conclusively presumed to be done, or omitted to be done, by the Executive in good faith and in the best interests of the Company. The cessation of employment of the Executive shall not be deemed to be for Cause unless and until there shall have been delivered to the Executive a copy of a resolution duly adopted by the affirmative vote of not less than 3/4ths of the entire membership of the Board at a meeting of the Board called and held for such purpose (after reasonable notice is provided to the Executive, and the Executive is given an opportunity, together with counsel, to be heard before the Board), finding that, in the good faith opinion of the Board, the Executive is guilty of the conduct described in paragraph (i) or (ii) above, and specifying the particulars thereof in detail.
(l)“Change in Control” shall be deemed to have occurred if any event set forth in any one of the following paragraphs shall have occurred:
(i)    any Person is or becomes the Beneficial Owner, directly or indirectly, of 30% or more of either (A) the then outstanding ordinary shares of the Company (the “Outstanding Ordinary Shares”) or (B) the combined voting power of the then outstanding voting securities of the Company entitled to vote generally in the election of directors (the “Outstanding Voting Securities”), excluding any Person who becomes such a Beneficial Owner in connection with a transaction that complies with clauses (A), (B) and (C) of paragraph (iii) below;
(ii)    individuals, who, as of the Effective Date, constitute the Board (the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board; provided, however, that any individual becoming a director subsequent to the Effective Date whose election, or nomination for election by the Company’s shareholders, was approved by a vote of at least 2/3rds of the Incumbent Board shall be

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considered as though such individual was a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or any other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board;
(iii)    the consummation of an acquisition, reorganization, reincorporation, redomestication, merger, amalgamation, consolidation, plan or scheme of arrangement, exchange offer, business combination or similar transaction of the Company or any of its Subsidiaries or the sale, transfer or other disposition of all or substantially all of the Company’s Assets (any of which, a “Corporate Transaction”), unless, following such Corporate Transaction or series of related Corporate Transactions, as the case may be, (A) all of the individuals and Entities who were the Beneficial Owners, respectively, of the Outstanding Ordinary Shares and Outstanding Voting Securities immediately prior to such Corporate Transaction own or beneficially own, directly or indirectly, more than 50% of, respectively, the Outstanding Company Shares and the combined voting power of the Outstanding Voting Securities entitled to vote generally in the election of directors (or other governing body), as the case may be, of the Entity resulting from such Corporate Transaction (including, without limitation, an Entity (including any new parent Entity) which as a result of such transaction owns the Company or all or substantially all of the Company’s Assets either directly or through one or more Subsidiaries or Entities) in substantially the same proportions as their ownership, immediately prior to such Corporate Transaction, of the Outstanding Ordinary Shares and the Outstanding Voting Securities, as the case may be, (B) no Person (excluding any Entity resulting from such Corporate Transaction or any employee benefit plan (or related trust) of the Company or such Entity resulting from such Corporate Transaction) beneficially owns, directly or indirectly, 30% or more of, respectively, the then outstanding common shares of the Entity resulting from such Corporate Transaction or the combined voting power of the then outstanding voting securities of such Entity except to the extent that such ownership existed prior to the Corporate Transaction and (C) at least a majority of the members of the board of directors (or other governing body) of the Entity resulting from such Corporate Transaction were members of the Incumbent Board at the time of the approval of such Corporate Transaction; or
(iv)    approval or adoption by the shareholders of the Company of a plan or proposal which could result directly or indirectly in the liquidation, transfer, sale or other disposal of all or substantially all of the Company’s Assets or the dissolution of the Company, excluding any transaction that complies with clauses (A), (B) and (C) of paragraph (iii) above.
(m)“Code” shall mean the Internal Revenue Code of 1986, as amended.
(n)“Company” shall have the meaning set forth in the preamble, and shall include (i) any successor to Weatherford Ireland plc (or any successor to it), including but not limited to any Entity into which Weatherford International plc is merged, consolidated or amalgamated, or any Entity otherwise resulting from a Corporate Transaction and (ii) except in determining under Section 1(l) of this Agreement whether a Change in Control has occurred, any Affiliate of the Company, as applicable, to the extent the Executive is employed by or seconded to any such Affiliate or any Entity to which the Company may assign this Agreement in accordance with Section 13(c).
(o)“Company’s Assets” shall mean the assets (of any kind) owned by the Company, including, without limitation, the securities of the Company’s Subsidiaries and any of the assets owned by the Company’s Subsidiaries.
(p)“Confidential Information” shall have the meaning set forth in Section 11(a).

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(q)“Disability” shall mean the Executive’s incapacity due to physical or mental illness that has caused the Executive to be absent from full-time performance of his duties with the Company for a period of six consecutive months in accordance with the Company’s medical leave policies.
(r)“Employment Termination Date” shall mean the date on which the Executive incurs a Termination of Employment.
(s)“Entity” shall mean any corporation, partnership, association, joint-stock company, limited liability company, trust, unincorporated organization or other business entity.
(t)“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, or any successor act.
(u)“Exchange Act” shall mean the U.S. Securities Exchange Act of 1934, as amended from time to time.
(v)“Excise Tax” shall mean, collectively, the excise tax imposed by Section 4999 of the Code, together with any interest thereon, any penalties, additions to tax, or additional amounts with respect to such excise tax, and any interest in respect of such penalties, additions to tax or additional amounts.
(w)“Expiration Date” shall have the meaning set forth in Section 2(a).
(x)“Good Reason” shall mean the occurrence of any of the following without the express written consent of the Executive:
(i)    the assignment of the Executive to duties materially inconsistent with the Executive’s authorities, duties, responsibilities, and status (including, without limitation, offices, titles and reporting requirements) as an employee of the Company or any of its Affiliates (including, without limitation, any material adverse change in duties or status as a result of the securities of the Company ceasing to be publicly traded or of the Company becoming a subsidiary of another entity, or any material adverse change in the Executive’s reporting relationship), or a reduction or alteration in the nature or status of the Executive’s authorities, duties or responsibilities from the greatest of those in effect (A) on the Effective Date; (B) during the fiscal year immediately preceding the year of the Change in Control; and (C) on the date immediately preceding the Change in Control;
(ii)    a material reduction in the Executive’s compensation or benefits, inclusive of bonuses and equity awards, from the greatest levels in place (A) on the Effective Date; (B) during the fiscal year immediately preceding the year of the Change in Control; and (C) on the date immediately preceding the Change in Control, except if such reduction is part of a cost reduction initiative that applies to and affects all executive officers of the Company or any Person that controls the Company equally and proportionately; or
(iii)    any failure by the Company to comply with and satisfy Sections 13(b) or (c) (regarding assumption of this Agreement by a successor or assign).
provided, however, that no such event described in (i) through (iii) above shall constitute “Good Reason” if the Company cures such event within 30 days following the Company’s receipt of a Notice of Termination asserting that such event constitutes Good Reason.

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(y)“Independent Tax Advisor” shall mean a lawyer with a nationally recognized law firm, a certified public accountant with a nationally recognized accounting firm, or a compensation consultant with a nationally recognized actuarial and benefits consulting firm, in each case with expertise in the area of executive compensation tax law, who shall be selected by the Company and shall be acceptable to the Executive (the Executive’s acceptance not to be unreasonably withheld), and all of whose fees and disbursements shall be paid by the Company.
(z)“IRS” shall mean the U.S. Internal Revenue Service.
(aa)“Notice of Termination” shall have the meaning set forth in Section 6(a).
(bb)     “Payments” shall have the meaning set forth in Section 9(a).
(cc)    “Payment Delay” shall have the meaning set forth in Section 8(b)(iv).
(dd)    “Person” shall have the meaning given in Section 3(a)(9) of the Exchange Act, as modified and used in Sections 13(d) thereof, except that such term shall not include (i) the Company or any of its Affiliates, (ii) a trustee or other fiduciary holding securities under a Benefit Plan of the Company or any of its Affiliates, (iii) an underwriter temporarily holding securities pursuant to an offering by the Company of such securities, or (iv) an Entity owned, directly or indirectly, by the shareholders of the Company in the same proportions as their ownership of the ordinary shares of the Company.
(ee)    “Q/A-24(c) Payments” shall have the meaning set forth in Section 9(c).
(ff)     “Reduced Amount” shall have the meaning set forth in Section 9(a).
(gg)    “Renewal Date” shall have the meaning set forth in Section 2(b).
(hh)    “Section 409A” means Section 409A of the Code and the final Department of Treasury regulations issued thereunder.
(ii)    “Section 409A Amounts” means those amounts that are deferred compensation subject to Section 409A.
(jj)    “Section 457A” means Section 457A of the Code and the final Department of Treasury regulations issued thereunder.
(kk)    “Separation From Service” shall have the meaning ascribed to such term in Section 409A.
(ll)    “Specified Employee” shall have the meaning ascribed to such term in Section 409A.
(mm)    “Subsidiary” shall mean any majority-owned subsidiary of the Company or any majority-owned subsidiary thereof.
(nn)    “Term” shall have the meaning set forth in Section 2(a).
(oo)    “Termination of Employment” means the termination of the Executive’s employment relationship with the Company (i) by the Company without Cause or by the Executive for Good Reason, in either case, at any time following a Change in Control, (ii) by the Company without Cause within six months prior to a Change in Control, if such termination is at the request, direction or suggestion, directly or indirectly,

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of a Person who enters into an agreement with the Company that constitutes a Change in Control or (iii) by the Executive for Good Reason within six months prior to a Change in Control, and the circumstance or event which constitutes Good Reason occurs at the request, direction or suggestion, directly or indirectly, of such Person described in paragraph (ii) hereof. “Termination of Employment” does not include (A) a termination of employment due to the Executive’s death or Disability, or (B) a termination of employment by the Executive without Good Reason.
(pp)    “Vesting Date” means the later of (i) the Executive’s Separation From Service as a result of the Executive’s Termination of Employment following a Change in Control or (ii) a Change in Control (expressly for purposes of (ii) and (iii) in the definition of “Termination of Employment”). For the avoidance of doubt, no amounts or benefits shall be payable hereunder with respect to a Termination of Employment under (ii) and (iii) of such definition unless and until a Change in Control has occurred.
2.Term of Agreement.
(a)    The “Term” of this Agreement shall commence on the Effective Date and end on (i) the last day of the two-year period beginning on the Effective Date if no Change in Control shall have occurred during that two-year period (such last day being the “Expiration Date”); or (ii) if a Change in Control shall have occurred during (A) the two-year period beginning on the Effective Date or (B) any period for which the Term of this Agreement shall have been automatically extended pursuant to Section 2(b), the last day of the two-year period beginning on the date on which the Change in Control occurred.
(b)    After the expiration of the time period described in Section 2(a)(i), and in the absence of a Change in Control (as described in Section 2(a)(ii)), the Term of this Agreement shall be automatically extended for successive two-year periods beginning on the day immediately following the Expiration Date (the beginning date of each successive two-year period being a “Renewal Date”), unless, not later than 12 months prior to the Expiration Date or applicable Renewal Date, the Company shall give notice to the Executive that the Term of this Agreement will not be extended.
3.Compensation Other Than Severance Payments.
(a)    Equity Based Compensation. On a Vesting Date, all unvested awards, including, without limitation, any restricted shares, restricted share units, share appreciation rights, performance units, dividend equivalent rights, options, bonus shares or other equity or equity-based awards, if any, granted to the Executive under the Company’s incentive plans, shall become immediately fully vested and where applicable, exercisable, all restrictions and conditions thereon shall be deemed satisfied in full, and all limitations shall be deemed expired unless otherwise provided (or not permitted) under the applicable award documents.
(b)    Compensation and Benefits During Incapacity. Following a Change in Control and during the Term of this Agreement, for any period during which the Executive fails to perform the Executive’s full-time duties with the Company as a result of incapacity due to physical or mental illness, but has not had a Separation From Service, the Company shall pay to the Executive, at the time specified in Section 5, the Executive’s full salary at the rate in effect at the commencement of such period, together with all compensation and benefits payable to the Executive under the terms of the Company’s or its Affiliates’ written plans as in effect immediately prior to the date, until the Executive’s employment is terminated by the Company for Disability.
(c)    Compensation and Benefits upon Death. Following a Change in Control and during the Term, in the event of the Executive’s death, the Company shall pay to the Executive’s estate, at the time

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specified in Section 5, the Executive’s Base Salary, together with all compensation and benefits payable to the Executive under the terms of the Company’s or its Affiliates’ written plans as in effect immediately prior to the date of death, through the date of the Executive’s death.
4.Benefits Following Termination of Employment. The benefits described below shall be payable to the Executive upon the occurrence of a Vesting Date during the Term of this Agreement (which benefits shall be paid in accordance with the provisions of Section 5).
(a)    Severance Payment. In lieu of any severance payments or benefits otherwise payable to the Executive under any plan or arrangement between the Company or any of its Affiliates and the Executive, the Company shall pay to the Executive:
(i)    the Accrued Obligation in a lump sum in cash;
(ii)    the Benefit Obligation (subject to the terms of the applicable Benefit Plans); and
(iii)    a lump sum cash amount equal to the Applicable Multiple times the sum of (A) the highest rate of the Executive’s Base Salary received by the Executive in effect at any time within the prior three fiscal years up to and including the Employment Termination Date and (B) the Executive’s average Annual Bonus in respect of the three fiscal years of the Company immediately preceding the fiscal year in which the Employment Termination Date occurs; provided, that for purposes of clauses (A) and (B) of this paragraph (iii), such amounts shall be annualized for any period of employment that is less than one full year.
(b)    Prorated Bonus. The Company shall pay to the Executive a lump sum cash amount equal to the product of (i) the Executive’s target Annual Bonus for such fiscal year, as determined by the Board in good faith, in which the Employment Termination Date occurs and (ii) a fraction, the numerator of which is the number of days in the current fiscal year through the Employment Termination Date and the denominator of which is 365. The pro-rata bonus payment described in the preceding sentence shall be reduced by any payments received by the Executive under the Company’s then current non-equity incentive compensation plan in connection with the Change in Control.
(c)    Outplacement. The Company shall provide (or arrange to be provided), at its sole expense as incurred, the Executive (upon his or her request) with reasonable outplacement services for a period of six months of outplacement, commencing with the first full month immediately following the Vesting Date, from a provider selected by the Company. The Company shall directly pay (or cause to be paid) the provider the fees for such outplacement services. The period during which such outplacement services shall be provided to the Executive at the expense of the Company shall not extend beyond the last day of the second taxable year of the Executive following the taxable year of the Executive during which the Executive incurs a Separation From Service.
(d)    Welfare Benefit Plans. Commencing immediately after the Vesting Date and continuing for the number of years equal to the Applicable Multiple (or until the date on which the Executive becomes eligible for coverage under a subsequent employer’s plan, whichever is earlier), the Company shall continue dental and health benefits to the Executive and the Executive’s family equal to those which would have been provided to them in accordance with the dental and health insurance plans, programs, practices and policies in effect immediately prior to the Employment Termination Date as if the Executive’s employment had not been terminated (or, if more favorable to the Executive, those provided to the Executive and the Executive’s family immediately prior to the first occurrence of an event or circumstance constituting Good Reason);

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provided, however, that with respect to any of such dental and health insurance plans, programs, practices or policies requiring an employee contribution, the Executive (or the Executive’s heirs or beneficiaries as applicable) shall continue to pay the monthly employee contribution for same.
5.Time of Payments. The Company shall pay (or cause to be paid) to the Executive the amounts or benefits specified in Sections 4(a) and (b) 30 days following the Vesting Date (other than the Benefit Obligation); provided, however, that the pro rata bonus payment described under Section 4(b) shall be paid at the time when the Annual Bonus for such year would normally be paid pursuant to the Company’s payroll policies. Any salary or compensation described in Sections 3(b) or (c) for periods prior to the Executive’s Separation From Service shall be paid to the Executive by the Company on the regularly scheduled payroll dates or on the dates specified in the applicable benefit programs. For the avoidance of doubt, this Section 5 shall not result in a delay of: (i) any payment of Accrued Obligations that otherwise would occur on an earlier date in accordance with applicable law or the usual and customary payroll policies of the Company (as in effect immediately prior to the Termination of Employment) or (ii) any payment of the Benefit Obligation that otherwise would occur pursuant to the terms and conditions of the applicable benefit programs (as in effect immediately prior to the Termination of Employment).
6.Termination Procedures And Compensation During Dispute.
(a)    Notice of Termination. During the Term of this Agreement, any purported termination of the Executive’s employment shall be communicated by the terminating party to the other party by a written Notice of Termination in accordance with Section 14(g). For purposes of this Agreement, a “Notice of Termination” shall mean a notice which shall indicate the specific termination provision in this Agreement relied upon and shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Executive’s employment under the provision so indicated. No purported termination of the Executive’s employment during the Term of this Agreement shall be effective unless the terminating party complies with the procedures set forth in this Section.
(b)    Dispute Concerning Termination. If within 15 days after any Notice of Termination is given, or, if later, prior to the Employment Termination Date (as determined without regard to this Section 6(b)), the party receiving such Notice of Termination notifies the other party that a dispute exists concerning the termination, the Employment Termination Date shall be extended until the earlier of (i) the date on which the Term of this Agreement ends or (ii) the date on which the dispute is finally resolved pursuant to Section 12; provided, however, that the Employment Termination Date shall be extended by a notice of dispute given by the Executive only if such notice is given in good faith and the Executive pursues the resolution of such dispute with reasonable diligence.
(c)    Compensation During Dispute. If a purported Termination of Employment occurs during the Term of this Agreement and the Employment Termination Date is extended in accordance with Section 6(b), the Company shall continue to pay the Executive’s full salary in effect when the notice giving rise to the dispute was given and continue the Executive as a participant in all benefit and insurance plans in which the Executive was participating when the notice giving rise to the dispute was given or those plans in which the Executive was participating immediately prior to the first occurrence of an event or circumstance giving rise to the Notice of Termination, if more favorable to the Executive, until the Employment Termination Date, as determined in accordance with Section 6(b).
7.Withholding. The Company may withhold from any benefits paid under this Agreement all income, employment, and other taxes required to be withheld under applicable law.

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8.Rabbi Trust and Section 409A and 457A Compliance.
(a)     Rabbi Trust. The Executive shall have no right, title, or interest whatsoever in or to any assets of the Company or any investments which the Company may make to aid it in meeting its obligations under this Agreement. The Executive’s right to receive payments under this Agreement shall be no greater than the right of an unsecured general creditor of the Company. The Company may create an irrevocable grantor trust located in the U.S., which shall be subject to the claims of creditors of the Company, to provide any benefits hereunder.
(b)    Sections 409A and 457A Compliance. This Agreement, and the benefits payable hereunder, are intended to be exempt from, including specifically pursuant to the short term deferral exemption, or to otherwise comply with, the applicable requirements of Sections 409A and 457A, and this Agreement shall be construed and administered in accordance with such intent, provided that the Company shall not be required to assume any increased economic burden in connection therewith.  Although the Company intends to administer this Agreement so that it will be exempt from or otherwise comply with the applicable requirements of Sections 409A and 457A, the Company does not represent or warrant that this Agreement will be exempt from or otherwise comply with Sections 409A or 457A or any other provision of federal, state, local or foreign law.  Neither the Company nor its directors, officers, employees or advisers shall be liable to the Executive (or any other individual claiming a benefit through the Executive) for any tax, interest, or penalties the Executive may owe as a result of compensation or benefits paid under this Agreement, and the Company shall have no obligation to indemnify or otherwise protect the Executive from the obligation to pay any taxes pursuant to Sections 409A or 457A or otherwise.
Notwithstanding any provision of this Agreement to the contrary, any compensation or benefit payable hereunder that constitutes a deferral of compensation under Section 409A, as applicable, shall be subject to the following:
(i)    The parties agree that, in its sole discretion, the Company may adopt such amendments to this Agreement or take any other actions which are intended, with respect to such compensation or benefit, to either (A) comply with the applicable requirements of Section 409A or (B) satisfy an applicable exception thereto.
(ii)    Whenever a payment under this Agreement specifies a payment period, the actual date of payment within such specified period shall be within the sole discretion of the Company to the extent Section 409A may apply, and the Executive shall have no right (directly or indirectly) to determine the year in which such payment is made.  In the event a payment period straddles two consecutive calendar years, the payment shall be made in the later of such calendar years.
(iii)    No compensation or benefit that is payable upon a Termination of Employment shall be paid unless the Termination of Employment constitutes a Separation From Service, and references in this Agreement to “termination,” “Termination of Employment” or like terms shall mean a Separation From Service.
(iv)    If the Executive is deemed at the time of the Executive’s Separation From Service to be a Specified Employee, to the extent delayed commencement of any portion of the compensation or benefits to which the Executive is entitled under this Agreement is required in order to avoid a prohibited distribution under Section 409A(a)(2)(B)(i) (any such delayed commencement, a “Payment Delay”), such compensation or benefits shall be provided to the Executive on the earlier to occur of (A) the date that is six months and one day from the date of the Executive’s Separation From Service with the Company or (B) the

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Executive’s death.  Upon the earlier of such dates, all payments and benefits deferred pursuant to the Payment Delay shall be paid in a lump sum to the Executive, with interest credited thereon as determined by the Company in the case of any payment under Section 4, and any remaining compensation and benefits due under the Agreement shall be paid or provided as otherwise set forth herein.
(v)    Each separately identified amount and each installment payment to which the Executive is entitled to payment shall be deemed to be a separate payment.
(vi)    The payment of any compensation or benefit may not be accelerated except to the extent permitted by Section 409A.
(vii)    With regard to any provision herein that provides for reimbursement of costs and expenses or in-kind benefits, except as permitted by Section 409A, (A) the right to payment or reimbursement or in-kind benefits shall not be subject to liquidation or exchange for any other benefit, (B) the amount of expenses eligible for reimbursement, or in-kind benefits provided, during any taxable year of the Executive shall not affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other taxable year, provided that the foregoing clause (B) shall not be violated by any lifetime and other annual limits provided under the Company’s medical or medical expense plans and (C) such payments shall be made on or before the last day of the Executive’s taxable year following the taxable year in which the expense was incurred.
9.Certain Tax Matters.
(a)    Notwithstanding any other provision of this Agreement or any benefit program or other agreement to the contrary, if any payment or benefit by or from the Company or any of its Affiliates to or for the benefit of the Executive, whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise, would be subject to the Excise Tax (as hereinafter defined) (all such payments and benefits being collectively referred to herein as the “Payments”), then except as otherwise provided in Section 9(b), the Payments shall be reduced (but not below zero) or eliminated (as further provided for in Section 9(c)) to the extent the Independent Tax Advisor shall reasonably determine is necessary so that no portion of the Payments shall be subject to the Excise Tax (the “Reduced Amount”).
(b)    Notwithstanding the provisions of Section 9(a), if the Independent Tax Advisor reasonably determines that the Executive would receive, in the aggregate, a greater amount of the Payments on an after-tax basis (including all applicable federal, state, and local income, employment and other applicable taxes and the Excise Tax) if the Payments were not reduced or eliminated to the Reduced Amount pursuant to Section 9(a), then no such reduction shall be made notwithstanding that all or any portion of the Payments may be subject to the Excise Tax.
(c)    For purposes of determining which of Section 9(a) and Section 9(b) shall be given effect, the determination of which Payments shall be reduced or eliminated to avoid the Excise Tax shall be made by the Independent Tax Advisor. The Independent Tax Advisor shall provide its determinations, together with detailed supporting calculations and documentation, to the Company and the Executive for their review no later than 10 days after the Vesting Date. If a reduction in payments or benefits is necessary so that the Payments equal the Reduced Amount, reduction shall occur in the following order: first by reducing or eliminating the portion of the Payments that are payable in cash, second by reducing or eliminating the portion of the Payments that are not payable in cash (other than Payments as to which Treasury Regulations Section 1.280G-1 Q/A – 24(c) (or any successor provision thereto) applies (“Q/A-24(c) Payments”)), and third by reducing or eliminating Q/A-24(c) Payments. In the event that any Q/A-24(c) Payment or

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acceleration is to be reduced, such Q/A-24(c) Payment shall be reduced or cancelled in the reverse order of the date of grant of the awards. The determinations of the Independent Tax Advisor under this Section 9 shall, after due consideration of the Company’s and the Executive’s comments with respect to such determinations and the interpretation and application of this Section 9, be final and binding on all parties hereto absent manifest error. The Company and the Executive shall furnish to the Independent Tax Advisor such information and documents as the Independent Tax Advisor may reasonably request in order to make the determinations required under this Section 9.
10.Legal Fees. The Company agrees to pay as incurred, to the full extent permitted by law, all legal fees and expenses that the Executive may reasonably incur as a result of any contest by the Company or the Executive of the validity or enforceability of, or liability under, any provision of this Agreement or any guarantee of performance thereto (including as a result of any contest by the Executive about the amount of any payment pursuant to this Agreement), provided that the Executive shall agree and undertake to reimburse the Company for such amounts paid if, but only if, the Executive is determined to have acted in bad faith in connection with the legal dispute, as determined in a final, non-appealable decision by a court of competent jurisdiction.
11.Confidential Information and Non-Solicitation.
(a)    Confidential Information. The Company agrees to provide the Executive secret or confidential information, knowledge or data relating to the Company or any of its Affiliates during the Executive’s employment. The Executive shall hold in a fiduciary capacity for the benefit of the Company all secret or confidential information, knowledge or data relating to the Company or any of its Affiliates, and their respective businesses, which shall have been obtained by the Executive during the Executive’s employment by the Company or any of its Affiliates (“Confidential Information”); provided that Confidential Information shall not include information which is or shall become public knowledge (other than by acts by the Executive or representatives of the Executive in violation of this Agreement), information that is developed by the Executive independently of such information, or knowledge or data or information that is disclosed to the Executive by a third party under no obligation of confidentiality to the Company. After termination of the Executive’s employment with the Company, the Executive shall not, without the prior written consent of the Company or as may otherwise be required by law or legal process, communicate or divulge any Confidential Information to anyone other than the Company and those designated by it. Notwithstanding the preceding, nothing in this Agreement will be construed to prohibit the Executive from reporting information to any governmental entity or agency in connection with possible violations of federal law or regulation, or from otherwise protected disclosure under federal law or regulation.
(b)    Non-Solicitation. During the period in which the Executive is employed by the Company and for one year following the Employment Termination Date, the Executive agrees that the Executive will not, directly or indirectly, for his benefit or for the benefit of any other person, firm or entity, solicit the employment or services of, or hire, any person who was known to be employed by or was a known consultant to the Company or its Affiliates upon the Employment Termination Date, or within six months prior thereto.
(c)    Additional Matters. The Executive and the Company agree and acknowledge that the Company has a substantial and legitimate interest in protecting the Confidential Information and the goodwill of the Company and its Affiliates. The Executive and the Company further agree and acknowledge that the provisions of this Section 11 are reasonably necessary to protect the legitimate business interests and are designed to protect the Confidential Information and the goodwill of the Company and its Affiliates. The Executive agrees that the scope of the restrictions as to time, and scope of activity in this Section 11 are reasonably necessary for the protection of the legitimate business interests of the Company and its Affiliates

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and are not oppressive or injurious to the public interest. The Executive agrees that, in the event of a breach or threatened breach of any of the provisions of this Section 11, the Company shall be entitled to injunctive relief against the Executive’s activities to the extent allowed by law. The Executive further agrees that any breach or threatened breach of any of the provisions of this Section 11 would cause irreparable injury to the Company for which it would have no adequate remedy at law. The Company and the Executive agree that the remedies specified in this Section 11(c) constitute the Company’s sole remedies for a breach of the provisions of this Section 11 by the Executive.
12.Disputes. All claims by the Executive for benefits under this Agreement shall be directed to and determined by the Board and shall be in writing. Any denial by the Board of a claim for benefits under this Agreement shall be delivered to the Executive in writing within 30 days after written notice of the claim is provided to the Company in accordance with Section 14(g) and shall set forth the specific reasons for the denial and the specific provisions of this Agreement relied upon. The Board shall afford a reasonable opportunity to the Executive for a review of the decision denying a claim and shall further allow the Executive to appeal to the Board a decision of the Committee within 60 days after notification by the Committee that the Executive’s claim has been denied. Any further dispute or controversy arising out of or relating to this Agreement, including without limitation, any and all disputes, claims (whether in tort, contract, statutory or otherwise) or disagreements concerning the interpretation or application of the provisions of this Agreement shall be resolved by arbitration in accordance with the rules of the American Arbitration Association (the “AAA”) then in effect. Within 10 business days of the initiation of an arbitration hereunder, the Company and the Executive will each separately designate an arbitrator, and within 20 business days of selection, the appointed arbitrators will appoint a neutral arbitrator from the AAA Panel of Commercial Arbitrators. The arbitrators shall issue their written decision (including a statement of finding of facts) within 30 days from the date of the close of the arbitration hearing. The decision of the arbitrators selected hereunder will be final and binding on both parties. This arbitration provision is expressly made pursuant to and shall be governed by the Federal Arbitration Act, 9 U.S.C. Sections 1-16 (or replacement or successor statute). Pursuant to Section 9 of the Federal Arbitration Act, the Company and the Executive agree that a judgment of the United States District Court for the District in which the headquarters of the Company is located at the time of initiation of an arbitration hereunder may be entered upon the award made pursuant to the arbitration.
13.Assignment.
(a)    This Agreement shall inure to the benefit of and be binding upon the Company and its successors and assigns.
(b)    In addition to any obligations imposed by law upon any successor to the Company, the Company will require any successor (whether direct or indirect, by purchase, merger, consolidation, amalgamation, scheme of arrangement, exchange offer, operation of law or otherwise (including any purchase, merger, amalgamation, Corporate Transaction or other transaction involving the Company or any Subsidiary or Affiliate of the Company)), to all or substantially all of the Company’s business and/or the Company’s Assets to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place.
(c)    Notwithstanding anything to the contrary in this Agreement, the Company may assign this Agreement to any Entity, including any Subsidiary or other Affiliate; provided that the Company requires such assignee to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such assignment had taken place.

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14.Miscellaneous.
(a)    This Agreement is not an employment contract between the Company and the Executive and gives the Executive no right to retain his employment. The employment of the Executive by the Company is “at will,” and may be terminated by either the Executive or the Company at any time, with or without notice and with or without cause, subject to applicable law.
(b)    No benefit hereunder shall be subject to anticipation or assignment by the Executive, to attachment by, interference with, or control of any creditor of the Executive, or to being taken or reached by any legal or equitable process in satisfaction of any debt or liability of the Executive prior to its actual receipt by the Executive. Any attempted conveyance, transfer, assignment, mortgage, pledge, or encumbrance of the benefits hereunder prior to payment thereof shall be void.
(c)    Each provision of this Agreement may be severed. If any provision is determined to be invalid or unenforceable, that determination shall not affect the validity or enforceability of any other provision.
(d)    The Company agrees that if the Executive’s employment with the Company terminates during the Term of this Agreement, the Executive is not required to seek other employment or to attempt in any way to reduce any amounts payable to the Executive by the Company pursuant to this Agreement. Further, except as expressly provided otherwise herein, the amount of any payment or benefit provided for in this Agreement (other than Section 4(d)) shall not be reduced by any compensation earned by the Executive as the result of employment by another employer, by retirement benefits, by offset against any amount claimed to be owed by the Executive to the Company, or otherwise.
(e)    Except as expressly provided otherwise herein, the payments and benefits provided for in this Agreement are in addition to and not in lieu of amounts and benefits that are earned by the Executive prior to the Employment Termination Date. The Company shall pay the Executive any compensation earned through the Employment Termination Date but not previously paid the Executive as specifically set forth in this Agreement. Amounts that the Executive is entitled to receive under any plan, program, contract or policy of the Company or any of its Affiliates at or subsequent to the Employment Termination Date as specifically set forth herein shall be payable or otherwise provided in accordance with such plan, program, contract or policy, except as expressly modified herein.
(f)    THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF TEXAS, WITHOUT REFERENCE TO PRINCIPLES OF CONFLICT OF LAWS, except to the extent that the laws of Ireland mandatorily apply. The captions of this Agreement are not part of the provisions hereof and shall have no force or effect. All words used in this Agreement will be construed to be of such gender or number as the circumstances require. This Agreement may not be amended or modified otherwise than by a written agreement executed by the parties hereto or their respective successors and legal representatives.
(g)    All notices and other communications hereunder shall be in writing and shall be given by hand delivery to the other party or by registered or certified mail, return receipt requested, postage prepaid, addressed: if to the Executive, to the address set forth on the signature page hereto; and, if to the Company, to: Bahnhofstrasse 1, 6340 Baar, Switzerland, Attention: General Counsel or to such other address as either party shall have furnished to the other in writing in accordance herewith. Notices and communications shall be effective when actually received by the addressee.

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(h)    No provision of this Agreement may be amended, modified, waived or discharged unless such modification, waiver, or discharge is agreed to in writing and signed by the parties hereto, or by the respective parties’ legal representatives and successors. For avoidance of doubt, the Executive’s or the Company’s failure to insist upon strict compliance with any provision of this Agreement or the failure to assert any right the Executive or the Company may have hereunder, including without limitation, the right of the Executive to terminate employment for Good Reason shall not be deemed to be a waiver of such provision or right or any other provision or right of this Agreement. The obligations of the Company and the Executive under this Agreement which by their nature may require either partial or total performance after the expiration of the Term shall survive such expiration.
(i)    This Agreement constitutes the entire agreement and understanding between the parties relating to the subject matter hereof. In the event of any conflict between this Agreement and any other contract, plan, arrangement or understanding between the Executive and the Company (or any Affiliate of the Company), this Agreement shall control.
(j)    This Agreement may be executed by the parties hereto in counterparts, and all of such counterparts taken together shall be deemed to constitute one and the same instrument. The delivery of signed counterparts by electronic transmission (including email and .pdf) that includes a copy of the sending party’s signature is as effective as signing and delivering the counterpart in person.

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IN WITNESS WHEREOF, the parties hereto have executed this Agreement effective as of the Effective Date.

[Executive]

Address:

Weatherford International plc
By:
Name:
Title:

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